Exhibit 99.1

Jackson Acquisition Company Announces Pricing
of $200 Million Initial Public Offering

December 8, 2021, 7:48 P.M. Eastern Standard Time

Alpharetta, Georgia--(BUSINESS WIRE)—Jackson Acquisition Company (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and will trade under the ticker symbol “RJAC.U” beginning December 9, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant, when exercisable, will entitle the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “RJAC” and “RJAC.WS,” respectively.  The offering is expected to close on December 13, 2021, subject to customary closing conditions.

The Company, led by Chairman of the Board of Directors Jeb Bush and President and Chief Executive Officer Richard L. Jackson, is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, the Company intends to concentrate its search on businesses with a focus on healthcare services, healthcare technology, or otherwise focused on the healthcare industry.

BofA Securities is acting as sole book-running manager and sole underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department; or by email at dg.prospectus_requests@bofa.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on December 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Richard L. Jackson
Jackson Acquisition Company
678-690-1079